Exhibit 5.1

	VICTOR I. LEWKOW	CARMINE D. BOCCUZZI, JR	JARED GERBER
	LESLIE N. SILVERMAN	JEFFREY D. KARPF	COLIN D. LLOYD
	LEE C. BUCHHEIT	KIMBERLY BROWN BLACKLOW	COREY M. GOODMAN
	THOMAS J. MOLONEY	ROBERT J. RAYMOND	RISHI ZUTSHI
	DAVID G. SABEL	SUNG K. KANG	JANE VANLARE
One Liberty Plaza New York, NY 10006-1470 T: +1212 225 2000 F: +1212 225 3999 clearygottlieb.com	JONATHAN I. BLACKMAN	LEONARD C. JACOBY	DAVID H. HERRINGTON
	MICHAEL L. RYAN	SANDRA L. FLOW	KIMBERLY R. SPOERRI
	ROBERT P. DAVIS	FRANCISCO L. CESTERO	AARON J. MEYERS
	YARON Z. REICH	FRANCESCA L. ODELL	DANIEL C. REYNOLDS
	RICHARD S. LINCER	WILLIAM L. MCRAE	ABENA A. MAINOO
	STEVEN G. HOROWITZ	JASON FACTOR	HUGH C. CONROY, JR.
	JAMES A. DUNCAN	MARGARET S. PEPONIS	RESIDENT PARTNERS
	STEVEN M. LOEB	LISA M. SCHWEITZER
	CRAIG B. BROD	JUAN G. GIRALDEZ	SANDRA M. ROCKS
	EDWARD J. ROSEN	DUANE MCLAUGHLIN	S. DOUGLAS BORISKY
	NICOLAS GRABAR	BREON S. PEACE	JUDITH KASSEL
	CHRISTOPHER E. AUSTIN	MEREDITH E. KOTLER	DAVID E. WEBB
	SETH GROSSHANDLER	CHANTAL E. KORDULA	PENELOPE L. CHRISTOPHOROU
	HOWARD S. ZELBO	BENETJ.O’REILLY	BOAZ S. MORAG
	DAVID E. BRODSKY	ADAM E. FLEISHER	MARY E. ALCOCK
	ARTHUR H. KOHN	SEAN A. O’NEAL	HEIDE H. ILGENFRITZ
	RICHARD J. COOPER	GLENN P. MCGRORY	KATHLEEN M. EMBERGER
	JEFFREY S. LEWIS	MATTHEW P. SALERNO	WALLACE L. LARSON. JR.
	PAUL J. SHIM	MICHAEL J. ALBANO	AVRAM E. LUFT
	STEVEN L. WILNER	VICTOR L. HOU	ANDREW WEAVER
	ERIKA W. NIJENHUIS	ROGER A. COOPER	HELENA K. GRANNIS
	ANDRES DE LA CRUZ	AMY R. SHAPIRO	JOHN V. HARRISON
	DAVID C. LOPEZ	JENNIFER KENNEDY PARK	CAROLINE F. HAYDAY
	JAMES L. BROMLEY	ELIZABETH LENAS	RAHUL MUKHI
	MICHAEL A. GERSTENZANG	LUKE A. BAREFOOT	NEIL R. MARKEL
WASHINGTON, D.C. • PARIS • BRUSSELS • LONDON • MOSCOW	LEWIS J. LIMAN	PAMELA L. MARCOGLIESE	HUMAYUN KHALID
FRANKFURT • COLOGNE • ROME • MILAN • HONG KONG	LEV L. DASSIN	PAUL M. TIGER	KENNETH S. BLAZEJEWSKI
BEIJING • BUENOS AIRES • SÁO PAULO • ABU DHABI • SEOUL	NEIL Q. WHORISKEY	JONATHAN S. KOLODNER	ANDREA M. BASHAM
	JORGE U. JUANTORENA	DANIEL lLAN	LAURA BAGARELLA
	MICHAEL D. WEINBERGER	MEYER H. FEDIDA	SHIRLEY M. LO
D: +1 212 225-2680 skang@cgsh.com	DAVID LEINWAND	ADRIAN R. LEIPSIC	RESIDENT COUNSEL
	DIANA L. WOLLMAN	ELIZABETH VICENS
	JEFFREY A. ROSENTHAL	ADAM J. BRENNEMAN	LOUISE M. PARENT
	ETHAN A. KLINGSBERG	ARI D. MACKINNON	OF COUNSEL
	MICHAEL D. DAYAN	JAMES E. LANGSTON

February 13, 2018

Western Digital Corporation

5601 Great Oaks Parkway

San Jose, California 95119

Ladies and Gentlemen:

We have acted as special counsel to Western Digital Corporation, a Delaware corporation (the “Company”), and the Guarantors (as defined below) in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-222762) (as amended and including the documents incorporated by reference therein, the “Registration Statement”) and the prospectus, dated January 30, 2018 (including the documents incorporated by reference therein, the “Prospectus”), of $2,300,000,000 aggregate principal amount of its 4.750% Senior Notes due 2026 (the “Notes”). The Notes will be fully and unconditionally guaranteed by HGST, Inc., a Delaware corporation, WD Media, LLC, a Delaware limited liability company, Western Digital (Fremont), LLC, a Delaware limited liability company, and Western Digital Technologies, Inc., a Delaware corporation (the “Guarantors” and, together with the Company, the “Registrants”). The Notes will be issued under an indenture, dated as of February 13, 2018 (the “Indenture”), between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Notes by the Guarantors (the “Guarantees”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Prospectus;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Western Digital Corporation, p. 2

(c) an executed copy of the Underwriting Agreement, dated January 30, 2018, between the Company, the Guarantors and the Representatives, on behalf of themselves and the several underwriters named in Schedule I thereto;

(d) facsimile copies of the Notes in global form as executed by the Company and authenticated by the Trustee;

(e) an executed copy of the Indenture; and

(f) copies of the certificates of organization or similar formation documents and the bylaws or operating agreements of each of the Company and Guarantors, as applicable, certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company or Guarantor, as applicable.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantors and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that (a) the Notes are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, and (b) the Guarantees are the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (a) we have assumed that such Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to any of the Registrants regarding matters of the law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

We note that (i) the waiver of defenses contained in Sections 11.06 and 11.13 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in the State of New York and (ii) the enforceability of indemnification provisions may be subject to public policy considerations.

Western Digital Corporation, p. 3

The foregoing opinions are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 13, 2018. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner